Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	John Garrison
President
Empire Energy
(877) 663-2310

Rick Eisenberg
Eisenberg Communications
(212) 496-6828

EMPIRE ENERGY SIGNS NOTE FOR $5 MILLION IN FUNDING

AND M.O.U. ON $45 MILLION JOINT VENTURE

LEAWOOD, Kansas, July 18, 2008 — Empire Energy Corporation International (OTCBB: EEGC) today announced that, along with its wholly owned subsidiary Great South Land Minerals Ltd. (GSLM), it has signed both a Note for AUD $5 million and a Memorandum of Understanding governing formation of a Joint Venture that could cancel the Note and supply up to AUD $40 million of additional funding.

The Note and MOU were signed with Hong Kong-based Smart Win International Limited, a joint venture recently formed by Genesis Energy Holdings Limited and New Times Group Holdings Limited with an aim to explore business opportunities in oil, gas and energy exploration and exploitation in international markets. Proceeds from the Note will be utilized to engage Hunt Energy to commence drilling for oil and gas on GSLM’s Tasmanian Basin license area SEL 13/98.

The MOU, intended to be finalized in a formal agreement by the end of this month, would give Smart Win the exclusive option to commit up to $45 million in consideration for up to a 50 percent stake in a Joint Venture with GSLM on its SEL 13/98 license area. That option would be required to be exercised by Smart Win either within 15 days after GSLM completes drilling of its first well or by October 15, whichever is later.

“This is a red-letter date in the history of our company,” said Empire chief executive, Malcolm Bendall. “After many years of scientific groundwork, we now enter the drilling phase of our business plan. I agreed to personally guarantee this Note because we look forward with confidence to achieving positive results.”

Empire has recently estimated that its 14 identified structures on SEL 13/98 may hold undiscovered prospective petroleum resources of between 535 million and 2.29 billion barrels, potentially between $69 billion and $298 billion at a price of $130 per barrel.

The Company said additional details on the anticipated Joint Venture will be issued upon finalization of that agreement.

Empire Energy Corporation is an international oil and gas exploration company, focusing on developing assets in one of the world’s last virgin basins and to become a leading low-cost finder of hydrocarbons. The Company is currently operating in Tasmania’s central and northern basins.

This press release contains forward-looking statements based on our current expectations about our company and our industry. You can identify these forward-looking statements when you see us using the words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empire’s ability to successfully acquire resources and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements. For a more detailed discussion of risks and other factors related to Empire Energy Corporation International, please refer to its 10-KSB and 10-Q reports filed with the U.S. Securities and Exchange Commission.